Thor Announces Preliminary Sales for Fourth Quarter and Full Year; Continued Backlog Growth

ELKHART, Ind., Aug. 4, 2014 /PRNewswire/ -- Thor Industries, Inc. (NYSE: THO) today announced preliminary sales from continuing operations, as well as continued strong year-over-year growth in the Company's backlog, for the fourth quarter and full year ended July 31, 2014.

Preliminary consolidated sales from continuing operations in the fourth quarter were $1.04 billion, up 14% from $914.0 million in the fourth quarter last year. Towable RV sales for the fourth quarter were $825.5 million, up 11% from $745.8 million in the fourth quarter of fiscal 2013. Motorized RV sales in the fourth quarter increased 29% to $217.5 million from $168.2 million in the same quarter a year ago.

For the full year ended July 31, 2014, preliminary consolidated sales from continuing operations were $3.53 billion, up 9% from $3.24 billion last year. Towable RV sales for the year were $2.72 billion, which was up 3% compared to $2.65 billion last year. Motorized RV sales rose 36% to $803.5 million from $591.5 million last year.

Consolidated backlog on July 31, 2014 was $538.1 million, up 22% from $441.5 million at July 31, 2013. Towable RV backlog increased 30% to $296.9 million, compared to $228.4 million at the end of fiscal 2013. Motorized RV backlog increased 13% to $241.2 million from $213.1 million a year earlier.

Thor's preliminary sales results and backlog for the fourth quarter of fiscal 2014 included a full quarter impact of the acquisition of K-Z, which was completed on May 1, 2014. Thor's fourth-quarter results will include the required purchase price accounting for the K-Z transaction.

"We are pleased with the progress we've made in the fourth quarter and fiscal year as we've continued to execute our operational plans, consolidated facilities and began to integrate our acquisition of K-Z, resulting in another strong quarter of sales for Thor," said Bob Martin, Thor President and CEO. "With the actions we have taken in the past year, we have incurred some short term financial costs, but the result is a strong base on which to build our long-term success. As we begin fiscal 2015, we are excited to showcase our new model year products at our upcoming Dealer Open House to be held in Elkhart next month, which we expect will provide a positive start to the fiscal year," he added.

Thor expects to report its fourth-quarter operating results on September 25, 2014.

About Thor Industries, Inc.

Thor is the sole owner of operating subsidiaries that, combined, represent one of the world's largest manufacturers of recreational vehicles.

This release includes certain statements that are "forward looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These forward looking statements involve uncertainties and risks. There can be no assurance that actual results will not differ from our expectations. Factors which could cause materially different results include, among others, price fluctuations, material or chassis supply restrictions, legislative and regulatory developments, the costs of compliance with increased governmental regulation, legal issues, the potential impact of increased tax burdens on our dealers and retail consumers, lower consumer confidence and the level of discretionary consumer spending, interest rate fluctuations, restrictive lending practices, recent management changes, the success of new product introductions, the pace of obtaining and producing at new production facilities, the pace of acquisitions, the integration of new acquisitions, the impact of the divestiture of the Company's bus businesses, asset impairment charges, cost structure changes, competition, general economic, market and political conditions and the other risks and uncertainties discussed more fully in Item 1A of our Annual Report on Form 10-K for the year ended July 31, 2013 and Part II, Item 1A of our quarterly report on Form 10-Q for the period ended April 30, 2014. We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any change in our expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based, except as required by law.

CONTACT: Jeffery A. Tryka, CFA, Investor Relations, (574) 970-7912, jtryka@thorindustries.com